UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2010

RECOVERY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

888) 887-4449
(Registrant's telephone number, including area code)

Universal Holdings, Inc.
PO Box 8851, Rocky Mount, NC 27804
(252) 407-7782
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities.

Issuance of the shares described in Item 5.02 was not registered under the Securities Act of 1933.  The issuance of these shares was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933.  These securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the sale, size of the offering, and the manner of the offering. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders have the necessary investment intent as required by Section 4(2) since they agreed to receive share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On May 15, 2010 the Company's board of directors appointed Roger A. Parker as chief executive officer and Jeffrey Beunier as president and chief financial officer, both appointments effective as of May 1, 2010.  Mr. Parker will continue as chairman of our board of directors.  Mr. Beunier previously served as our chief executive officer and will continue as a member of our board of directors.  In connection with these appointments the Company entered into new employment agreements with each of Mr. Parker and Mr. Beunier.

Under his employment agreement Mr. Parker will receive an annual base salary of $240,000 and is eligible for an annual cash bonus based on performance goals that may include targets related to earnings before interest taxes, depreciation and amortization, hydrocarbon production level, and hydrocarbon reserve amounts, with a targeted bonus of no less than $100,000.  Mr. Parker also received a grant of 4,500,000 shares of our common stock in addition to the 1,000,000 shares previously granted to him.  All the shares vest on January 1, 2011.  The shares vest immediately upon a change of control or if Mr. Parker's services as chief executive officer are terminated other than for cause or by Mr. Parker.  Mr. Parker's Director Appointment Agreement was amended in connection with Mr. Parker's appointment as chief executive officer.  Under that agreement Mr. Parker continues to be entitled to receive additional grants of up to 1,500,000 common shares upon the Company's attainment of specified market capitalization targets.  Also under that agreement Mr. Parker continues to receive a 1% overriding royalty interest on all wells and leases acquired by the Company while Mr. Parker serves as board chairman.

Under his employment agreement Mr. Beunier will receive an annual base salary of $225,000 and is eligible for an annual cash bonus based on performance goals that may include targets related to earnings before interest taxes, depreciation and amortization, hydrocarbon production level, and hydrocarbon reserve amounts, with a targeted bonus of no less than $100,000.  Mr. Beunier received a grant of 2,100,000 shares of our common stock in addition to the 464,200 shares previously granted to him.  50% of his granted shares vest on January 1, 2011 and the remaining shares will vest in six equal amounts on the first day of each calendar quarter commencing on April 1, 2011 and ending on July 1, 2012.  The shares vest immediately upon a change of control or if Mr. Beunier's services as president and chief financial officer are terminated other than for cause or by Mr. Beunier.  Mr. Beunier will receive additional grants of up to 1,500,000 common shares upon the Company's attainment of specified market capitalization targets.  Mr. Beunier also receives a 1% overriding royalty interest on all wells and leases acquired by the Company during the term of Mr. Beunier's agreement.

The Company also amended the Director Appointment Agreement with James Miller effective May 1, 2010 to increase the number of shares granted to Mr. Miller to 200,000, vesting over three years as follows:  101,666 shares on January 1, 2011; 15,000 shares on April 1, 2011; 15,000 shares on July 1, 2011; 15,000 shares on September 1, 2011; 15,000 shares on April 1, 2011; 26,667 shares on January 1, 2012; and 26,667 shares on January 1, 2013.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1 10.2 10.3 10.4
Employment Agreement with Roger A. Parker
Employment Agreement with Jeffrey A. Beunier
Second Amended and Restated Director Appointment Agreement with James Miller
Second Amended and Restated Director Appointment Agreement with Roger A. Parker

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOVERY ENERGY, INC.

Date: May 20, 2010	By:	/s/ Jeffrey A. Beunier
Jeffrey A. Beunier
Chief Financial Officer